MUTUAL RELEASE AND SETTLEMENT AGREEMENT

         This Mutual Release and Settlement Agreement (this "Agreement") is made and entered into this 12th day of February, 1997 by and among The Carey Winston Company ("CW"), DTI Acquisition Corp. ("Subsidiary") and Trident Rowan Group, Inc., formerly known as De Tomaso Industries, Inc. ("DTI") (CW, Subsidiary and DTI are hereinafter collectively referred to as the "Parties"). The purpose of this Agreement is to memorialize the terms and conditions under which the Parties have agreed to terminate that certain Agreement and Plan of Merger, dated as of August 14, 1996 (the "Merger Agreement"), including amendment of the terms of that certain Promissory Note, dated September 17, 1996, in the principal amount of $2,000,000, executed by CW in favor of DTI (the "Promissory Note").

         In consideration of the obligations undertaken by CW as set forth in this Agreement, each of Subsidiary and DTI, for itself and for its respective successors, assigns and predecessors, hereby releases and forever discharges CW and all of its direct and indirect employees, agents, representatives, attorneys, directors, officers, servants, successors, assigns, predecessors, stockholders, subsidiaries, parents, divisions and affiliates (such persons having such a relation to any of the Parties being referred to collectively as their "Representatives"), from, and agrees to indemnify them for and hold them harmless against, any and all claims, debts, demands, rights, liabilities, causes of action, losses, damages, costs or expenses (including attorneys' fees) of whatsoever kind and nature (collectively, "Losses"), directly or indirectly arising from, resulting from, or relating in any way to the Merger Agreement or the transactions contemplated thereunder, including, without limitation, any and all Losses allegedly incurred by either or both of Subsidiary and DTI or any of their respective Representatives as a result of, among other things, (i) the breach by CW or any of its Representatives of any provisions of the Merger Agreement, (ii) the breach of any other duty or obligation allegedly owed to either or both of Subsidiary and DTI or any of their respective Representatives,
(iii) any alleged act or omission on the part of CW or any of its Representatives related, directly or indirectly, to the business of Subsidiary or DTI or the business relationships between or among any of the Parties, or
(iv) any communications made by CW or any of its Representatives to either or both of Subsidiary and DTI or any of their respective Representatives, from the beginning of time through the date hereof. In addition, Subsidiary and DTI hereby release and forever discharge any third party with whom CW has had conversations or other contacts regarding a possible merger with, or acquisition of, CW from any and all claims directly or indirectly arising from such conversations, including, without limitation, claims of tortious interference with contractual relationship.

         In consideration of the obligations undertaken by Subsidiary and DTI as set forth in this Agreement, CW, for itself and for its successors, assigns and predecessors, hereby releases and forever discharges Subsidiary and DTI and all of their respective Representatives from, and agrees to indemnify them for and hold them harmless against, any and all Losses, directly or indirectly arising from, resulting from, or relating in any way to the Merger Agreement or the transactions contemplated thereunder, including, without limitation, any and all Losses allegedly incurred by CW or any of its Representatives as a result of, among other things, (i) the breach by either or both of Subsidiary or DTI or any of their respective Representatives of any provisions of the Merger Agreement, (ii) the breach of any other duty or obligation allegedly owed to CW or any of its Representatives, (iii) any alleged act or omission on the part of either or both of Subsidiary and DTI or any of their respective Representatives related, directly or indirectly, to the business of CW or the business relationships between or among any of the Parties, or (iv) any communications made by either or bo of Subsidiary or DTI or any of their respective Representatives to CW or any of its Representatives, from the beginning of time through the date hereof.

         Each of the Parties agrees and understands that it may have suffered damages as a result of the matters referred to above that are unknown to it at present. Each Party acknowledges that the release and other consideration received by such Party under this Agreement is intended to and does release and discharge any claims by such Party in regard to such unknown damages, including effects or consequences thereof, and regardless of mistake or fact of law, and each Party does hereby waive any rights to assert in the future any such claims.

         Notwithstanding anything contained herein to the contrary, none of the Parties hereto is releasing the others from any obligation expressly arising under (a) the terms of this Agreement, (b) the Promissory Note, as amended by the Allonge (as defined in Section 3 hereof, or (c) the Confidentiality Agreement (as defined in subsection 6.b hereof).

         Furthermore, and in consideration of the obligations undertaken in this Agreement, the Parties also agree as follows:

         1. Reimbursement of Expenses. CW hereby agrees to pay to DTI, not later than close of business February 18, 1997, Two Hundred Thousand Dollars ($200,000), as liquidated damages in lieu of reimbursement for expenses incurred by DTI in connection with the negotiation and preparation of the Merger Agreement. In the event of the failure to pay this amount when due, such payment shall accrue interest at an annual rate of fourteen percent (14%) until paid in full.

         2. Change of Control. In the event that CW experiences a Change of Control at any time subsequent to the date hereof through May 11, 1998, the following provisions shall apply:

         a. CW shall provide DTI with written notice of such Change of Control not later an the effective date of such Change of Control.

         b. As additional liquidated damages in lieu of any potential claims for Losses to DTI attributable to the non-consummation of the transactions contemplated by the Merger Agreement, CW agrees to pay an additional amount (the "Change of Control Fee") to

         DTI as of the effective date of such Change of Control of Five Hundred Thousand Dollars ($500,000).

         c. In the event that CW fails to notify DTI of a Change of Control as provided for in subsection 2.a. above or fails to pay the Change of Control Fee when due pursuant to Subsection 2.b. above, the Change of Control Fee shall accrue interest from and after the effective date of the Change of Control at an annual rate of fourteen percent (14%) until such Change of Control Fee is paid by CW in full.

         d. For purposes of this Section 2, a "Change of Control" shall mean (i) a merger or consolidation to which CW is a party with a third party which results in a transfer of ownership of a majority of the outstanding shares of voting common stock of CW, (ii) any acquisition by a third party of a majority of the outstanding shares of voting common stock of CW, or (iii) a sale of all or substantially all of the assets of CW to a third party (including for this purpose the sale of stock of material subsidiaries).

         3. Allonge to Promissory Note. On the date hereof, CW and DTI shall execute, and CW shall deliver to DTI, the Allonge to Promissory Note (the "Allonge") in the form attached hereto as Exhibit A.

         4. Termination of Merger Agreement. Effective immediately upon execution of this Agreement by each of the Parties, the Merger Agreement, and all rights and obligations of each of the Parties thereunder, shall terminate and be of no further force and effect and the sole binding and enforceable rights and obligations of the Parties to each other shall be those rights and obligations provided for in this Agreement, the Promissory Note, as amended by the Allonge, and the Confidentiality Agreement.

         5. Press Release. DTI shall promptly issue a press release regarding the termination of the Merger Agreement and the transactions contemplated thereunder, which press release shall be in the form attached hereto as Exhibit B and made a part hereof. Each Party covenants and agrees not to make any statements to third parties inconsistent with the terms of such press release or which disparage or otherwise reflect poorly on the other Parties. DTI's press release shall not be disseminated by DTI to any media located in the Washington-Baltimore metropolitan areas (except pursuant to national distribution).

         6. Other Provisions.

         a. The Parties acknowledge and agree that this Agreement is in settlement of potential claims for Loss, and is in no way an admission of liability by any Party with regard to such potential claims, liability for which is expressly denied.

         b. Each of CW and DTI hereby agree that the terms and conditions of the Mutual Non-Disclosure and Confidentiality Agreement, dated June 12, 1996, between CW and

         DTI (the "Confidentiality Agreement") shall survive execution of this Agreement and shall remain in full force and effect. Furthermore, except as provided in Section 5 above, the Parties agree that all communications among the Parties and their respective counsel relating to this Agreement and the subject matter hereof, the terms and conditions of this Agreement, and all negotiations relating thereto, are privileged and confidential and shall not be discussed, commented upon, referred to or disclosed in any manner to anyone other than the Parties and their counsel, accountants and other advisors, unless such disclosure is compelled by a court order or otherwise by law, and shall not, under any circumstances, be disclosed, mentioned or in any manner used in any subsequent proceeding between the parties, except for the purpose of enforcing this Agreement; provided, however, that the parties may disclose, without further comment, that the business relationship between CW, on e one hand, and Subsidiary and DTI, on the other hand, has been voluntarily terminated pursuant to a confidential agreement among the Parties. Notwithstanding the foregoing, CW may disclose the terms of this Agreement to any person or entity that is interested in engaging in a Change of Control transaction with CW and each of CW and DTI may make such disclosure of the terms of this Agreement as is required by applicable law. In addition, each Party shall be entitled to disclose to its employees and contractors the circumstances surrounding the termination of the Merger Agreement.

         c. This Agreement shall be binding upon each Party and its successors, assigns, and predecessors.

         d. Each Party hereby represents and warrants to the other Parties that it has the authority and is duly authorized to execute, deliver and perform this Agreement.

         e. This Agreement is to be interpreted and governed by the laws of the State of Maryland.

         f. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered if by hand, by express delivery or facsimile transmission (with a copy by mail) or three business days after the same is mailed, by certified or registered mail with postage prepaid:

                  If to CW, to:    The Carey Winston Company
                                   6700 Rockledge Drive, 4th Floor
                                   Bethesda, Maryland 20817
                                   Fax: (301) 656-0112
                                   Attn: Thomas L. Nordlinger,
                                            President and CEO

                  With copies to: Christopher Sanger, Executive Vice
                                  President and General Counsel
                                  6700 Rockledge Drive, 4th Floor
                                  Bethesda, Maryland 20817
                                  Fax: (301) 656-0112

                                           and

                                  Tucker, Flyer & Lewis
                                  1615 L Street, N.W., Suite 400
                                  Washington, D.C. 20036
                                  Fax: (202) 429-3231
                                  Attn: Michael R. Flyer, Esq.

or to such other person or address as CW shall furnish to DTI in writing.

                 If to DTI or
                 Subsidiary, to:  Trident Rowan Group, Inc.
                                  Finprogetti S.p.A.
                                  Via Fieno 8
                                  20123 Milano, Italy
                                  Fax: 39-272010136
                                  Attn: Howard E. Chase, President

                 With a copy to:  Morrison Cohen Singer & Weinstein, LLP
                                  750 Lexington Avenue
                                  New York, New York 10022
                                  Fax: (212) 735-8708
                                  Attn: Stephen I. Budow, Esq.

or to such other person or address as DTI shall furnish to CW in writing.

         g. If, as a result of a breach of any of the provisions of this Agreement, legal action shall be commenced, the prevailing party thereto shall be entitled to recover all costs and expenses from the other party, including, without limitation, all reasonable attorneys' fees.

         h. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         i. In the event of the failure by CW to pay any amount owed to DTI under Section 1 hereof when due, or any amount owed to DTI under
         Section 2 hereof within five (5)


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

         business days after same is due, CW hereby irrevocably authorizes and appoints DTI as its true and lawful attorney-in-fact, to confess judgment against CW in the full amount so due in favor of DTI in any Court of Record in the State of Maryland. CW expressly waives summons and other process and consents to the immediate execution of said judgment. The authority herein granted to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until full payment of all amounts due hereunder. CW hereby ratifies and confirms the acts of said attorney-in-fact as fully as if done by CW itself.

                  IN WITNESS WHEREOF, the undersigned have entered into this Agreement, by their respective duly authorized officers, as of the day and year first above written.


ATTEST:                          TRIDENT ROWAN GROUP, INC.
                                 F/k/a DeTomaso Industries, Inc.


/s/ Diane Kuhrt                  By: /s/ Howard E. Chase
------------------------------       -------------------------------------------
                                         Howard E. Chase, President


ATTEST:                          DTI ACQUISITION CORP.

/s/ Diane Kuhrt                  By: /s/ Howard E. Chase
------------------------------       -------------------------------------------
                                         Howard E. Chase, President


ATTEST:                          THE CAREY WINSTON COMPANY


 [Illegible]                     By: /s/ Thomas L. Nordlinger
------------------------------       -------------------------------------------
                                         Thomas L. Nordlinger,
                                         President and Chief Executive Officer

                                    EXHIBIT A

                           ALLONGE TO PROMISSORY NOTE

          THIS ALLONGE TO PROMISSORY NOTE (this "Allonge") is made and entered into this 12th day of February, 1997, to be attached to, modify, and be a part of that certain Promissory Note in the original principal sum of up to Two Million Dollars ($2,000,000.00) dated February 17, 1996 (the "Note"), made by THE CAREY WINSTON COMPANY (the "Borrower"), payable to the order of DE TOMASO INDUSTRIES, INC. (the "Lender"), the terms and conditions of which Promissory Note are hereby modified and amended as follows:

         1. The Note is hereby amended by deleting the reference to "$2,000,000" in the left-hand corner of the Note and replacing it with "$1,000,000".

         2. The first paragraph of the Note is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

         FOR VALUE RECEIVED, the undersigned, THE CAREY WINSTON COMPANY, a Delaware corporation having an address at 6700 Rockledge Drive, Suite 400A, Bethesda, Maryland 20817 (the "Borrower"), hereby promises to pay to the order of TRIDENT ROWAN GROUP, INC., F/k/a DE TOMASO INDUSTRIES, INC., a Maryland corporation having an address at c/o Finprogetti S.p.A., Via Fieno 8, 20123 Milano, Italy (the "Lender"), the principal sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), together with interest thereon from time to time as provided herein.

         The principal sum hereof shall be repaid in the following installments:

         (a) Three Hundred Thousand Dollars ($300,000) on or before May 12,
             1997;
         (b) Three Hundred Fifty Thousand Dollars ($350,000) on or before October 31, 1997;
         (c) Fifty Thousand Dollars ($50,000) on or before December 31, 1997;
             and
         (d) Three Hundred Thousand Dollars ($300,000) on or before April 1,
             1998.

         Notwithstanding the foregoing, in the event of a "Change of Control" as defined in that certain Mutual Release and Settlement Agreement by and among Borrower, Lender and DTI Acquisition Corp. of even date of this Allonge, any unpaid principal sum hereof and all accrued and unpaid interest shall be immediately due and payable in full. In addition, in the event that Borrower shall receive a bridge loan or similar financing from a party interested in entering into a Change of Control transaction with Borrower, Borrower shall use the first proceeds of such financing (up to the remaining amounts owed hereunder) as a prepayment of the amounts due hereunder.

         3. The second paragraph of the Note is hereby deleted in its entirety.

         4. The third paragraph of the Note is hereby amended by deleting the third sentence in its entirety.

         5. The sixth paragraph of the Note is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

         The occurrence of any of the following events shall constitute an Event of Default by Borrower hereunder:

                  1. the Borrower shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise and such default shall continue for a period of five (5) days after written notice; or

                  2. the Borrower shall default in the payment of interest on this Note according to its terms, when and as the same shall become due and payable and such default shall continue for a period of five (5) days after written notice; or

                  3. an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower, or of a substantial part of its property or assets, under any Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or for a substantial part of his property or assets, or (c) the winding up or liquidation of the Borrower's business; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

                  4. the Borrower shall (a) voluntarily commence any proceeding or file any petition seeking relief under any Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph 3 above, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

                  5. the Borrower shall have failed to notify the Lender that a "Change of Control" has occurred as required pursuant to the terms of that certain Mutual Release and Settlement Agreement by and among Borrower, Lender and DTI Acquisition Corp.
         of even date of this Allonge.

         6. The seventh paragraph of the Note is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

         Upon the occurrence of an Event of Default the entire unpaid principal amount of this Note, together with accrued interest and all obligations of the Borrower hereunder to the Lender, may be declared by the Lender to be immediately due and payable, provided that upon the occurrence of an Event of Default described in paragraph number 3 or 4 above, the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable. Upon the occurrence of an Event of Default under this Note, and until payment in full of the amount due hereunder, the rate of interest accruing on the unpaid principal balance shall be fourteen percent (14%) per annum, from and after the date of the Event of Default, regardless of whether Lender elects to accelerate the unpaid principal balance in accordance herewith.

         7. The eighth paragraph of the Note is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

         Upon the occurrence of any one or more Events of Default, the Lender may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Lender. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Borrower and the Lender or any delay on the part of the Lender in exercising any rights hereunder shall operate as a waiver of any right. Upon the occurrence of an Event of Default hereunder, Borrower hereby irrevocably authorizes and appoints Lender as its true and lawful attorney-in-fact, to confess judgment against Borrower in the full amount due under this Note in favor of Lender in any Court of Record in the State of Maryland. Borrower expressly waives summons and other process and consent to the immediate execution of said judgment. The authority herein granted to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until full payment of all amounts due hereunder. Borrower hereby ratifies and confirms the acts of said attorney-in-fact as fully as if done by Borrower itself.

         8. The thirteenth paragraph of the Note is hereby deleted in its entirety.

         All other terms and conditions of the Note shall, except as herein or heretofore modified, remain in full force and effect and all rights, duties, obligations, and responsibilities of the parties shall be governed and determined by the Note as the same has been modified by this Allonge.

                  IN WITNESS WHEREOF the undersigned has executed and delivered this Allonge as of e date first above written.


                                 THE CAREY WINSTON COMPANY


                                 By:______________________________________
                                    Name:  Thomas L. Nordlinger
                                    Title: President and Chief Executive Officer


ACCEPTED AND AGREED TO:
TRIDENT ROWAN GROUP, INC.
f/k/a DE TOMASO INDUSTRIES, INC.


By:_____________________________________
   Howard E. Chase, President

                                    EXHIBIT B
                                  Press Release


         TRG and The Carey Winston Company ("CW") have decided to terminate the agreement pursuant to which TRG was to acquire CW. The termination was mutually agreed to by the parties in accordance with the terms of their agreement.

         CW will pay to TRG $1.2 million, representing repayment of a loan previously made and a payment in respect of expenses incurred, and an additional sum payable under certain circumstances.

         TRG and CW are actively collaborating in the development of real estate services business opportunities in Europe.